UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2024
_________________
SeaStar Medical Holding Corporation
(Exact name of registrant as specified in its charter)
_____________________
Delaware	001-39927	85-3681132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3513 Brighton Blvd., Suite 410 Denver, Colorado	80216
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code (813) 222-8996
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, 0.0001 Par Value Member	ICU	NASDAQ
Warrants Each Whole Warrant Exercisable For One Share Of Common Stock For 11.50 Per Share Member	ICUCW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2024, the Board of Directors (the “Board”) of SeaStar Medical Holding Corporation (the “Company”) appointed David Green, age 61, as the Company’s Chief Financial Officer, effective as of January 10, 2024.

Prior to joining the Company, Mr. Green served as Chief Financial Officer of BlackSwan Vascular, Inc. and LamaMed Solutions, Inc., related medical device development companies, from May 2021 to January 2024.  Mr. Green served as Interim Chief Financial Officer of Prolacta Biosciences, Inc., a private company providing specialized nutrition products to critically ill premature infants, from September 2021 to October 2022. From December 2017 to March 2021, Mr. Green was Chief Financial Officer at Aytu BioSciences, Inc., a Nasdaq listed pharmaceutical and medical device manufacturer and marketer. Mr. Green served as Chief Accounting Officer at Intarcia Therapeutics, Inc., a venture backed biopharmaceutical company engaged in late stage clinical development, from May 2016 to February 2017.  Prior to Intarcia Therapeutics, Mr. Green held various CFO and consulting roles for SEC reporting and privately held life science companies.  Mr. Green was a founding member of Ernst & Young’s Palo Alto Center for Strategic Transactions, where he advised the firm’s clients on using strategic transactions to accelerate growth. Mr. Green earned a Bachelor of Science from the State University of New York, and a Master of Business Administration from the University of Rochester. Mr. Green is a Certified Public Accountant.

Pursuant to the terms of the employment agreement between Mr. Green and the Company, dated as of January 10, 2024 (the “Employment Agreement”), Mr. Green will receive an annual base salary of $375,000 and is eligible for an annual bonus equivalent to 40% of his base salary for his personal performance and the Company’s achievement of key objectives to be established by the Board. Mr. Green will also receive a grant of 450,000 restricted stock units under the Company’s equity incentive plan, 25% of which will vest on the first anniversary of his appointment, and the remaining 75% of which will vest monthly in thirty-six (36) equal monthly installments thereafter. Mr. Green may also be eligible to receive certain bonus in cash and equity if the Company completes one or more financing transactions with gross proceeds of $15,000,000 or more.

If Mr. Green is terminated by the Company without cause or resigns for good reason, including termination within 12 months of a change of control, Mr. Green will be eligible to receive certain severance benefits, including continued base salary for twelve (12) months following the termination date, continuation of COBRA health care coverage and accelerated vesting of outstanding stock options.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release issued by the Company announcing the appointment of David Green is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Also effective on January 10, 2024, Caryl Baron, who served as the Interim Chief Financial Officer of the Company since October 2022, will transition into the role of Vice President of Finance of the Company.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1*#	Employment Agreement, dated January 10, 2024, by and between the Company and David Green
99.1	Press Release, dated January 11, 2024, announcing the appointment of David Green as the Company’s Chief Financial Officer
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Indicates management contract or compensatory plan or arrangement.
#
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request; provided, however, that the Registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEASTAR MEDICAL HOLDING CORPORATION

Date: January 11, 2024	By:	/s/ Eric Schlorff
	Name:	Eric Schlorff
	Title:	Chief Executive Officer